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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): March 1, 2001


                     PAYSTAR COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Charter)


         NEVADA                    000-32197                  86-0885565
(State or Other Jurisdiction       (Commission         (IRS Employer
 of Incorporation)                  File Number)        Identification No.)


1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CA                        95240
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (209) 339-0484

Item 5.  Other Events

     On March 1, 2001, the board of directors appointed Mark Wagner as president of the Company. Set forth below is certain information about Mr.
Wagner:

     MARK WAGNER, age 42, was president of TeleSwitch Corp., a California corporation engaged in the business of telecommunications consulting, from 1998 until March 1, 2001. From 1994 until 1998, he was president of Magellan Network Systems, a California corporation engaged in the business of telecommunications switch manufacturing.

     The Company has entered into a two-year employment agreement with Mr. Wagner. The agreement sets an annual salary of $180,000. It also provides for a signing bonus of $100,000 and an override bonus of 5% of the Company's total gross margin revenue in overall sales beginning the second quarter of 2001. The agreement also provides for two-year options to be granted to purchase 200,000 shares of common stock of the Company at $1.00 per share. The options will vest at the rate of 25,000 per quarter. He will also receive a car allowance of $500 per month and two weeks paid vacation per year. The agreement also provides that the Company will indemnify Mr. Wagner and hold him harmless to the maximum extent permitted by law from claims or other liabilities in connection with the performance of his duties as president.

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     On March 1, 2001, the board of directors also appointed William D.
Yotty, the Chairman and a principal shareholder of the Company, as the chief executive officer of the Company.

     Also on March 1, 2001, the board of directors appointed Harry T. Martin, the Company's chief financial officer, as the senior vice-president of the Company.

Item 7.  Exhibits

     The exhibit set forth in the following index of exhibits is filed as a part of this current report.

     Exhibit No.    Description of Exhibit                         Location

     10.7      Employment agreement with Mr. Wagner                Attached



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              PayStar Communications Corporation


Date: March 9, 2001           By /s/ William D. Yotty
                              William D. Yotty, Chief Executive Officer


Date: March 9, 2001           By /s/ Harry T. Martin
                              Harry T. Martin, Chief Financial Officer and
Principal Accounting Officer